Exhibit 3.6

COMPANY HAVING A SHARE CAPITAL

Memorandum of Association of

GENPACT UK FINCO PLC

Each subscriber to this memorandum of association wishes to form a company under the Companies Act 2006 and agrees to become a member of the company and to take at least one share.

Name of each subscriber	Authentication
GENPACT (UK) LIMITED	Authenticated Electronically

Dated: 23/10/2025